Exhibit 99.1

LIFEPOINT HEALTH BOARD ANNOUNCES RESIGNATION OF
MARILYN B. TAVENNER

Tavenner to devote full time and attention to new position

Brentwood, Tennessee (July 29, 2015) — LifePoint Health (NASDAQ: LPNT) today announced that Marilyn B. Tavenner has resigned from its Board of Directors, effective July 29, in order to devote her full time and attention to her new role as President and CEO of America’s Health Insurance Plans (AHIP).

Tavenner joined the LifePoint Health Board of Directors in April 2015, shortly after leaving the post of Administrator of the Centers for Medicare and Medicaid Services (CMS) in February 2015.  On July 15, Tavenner was elected by the board of directors of AHIP as its new President and CEO.

William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Health, said, “On behalf of LifePoint, I want to congratulate Marilyn on her appointment as AHIP President and CEO. While this means we must lose her as a member of our Board of Directors, the healthcare industry remains very fortunate to have Marilyn as a leader during this time of change.  She will play an important role in making communities healthier by providing continued leadership in the efforts to improve access to quality, affordable care for all Americans. Our board understands her need to focus on this new endeavor, and we wish her the very best.”

LifePoint’s board will move forward with its current roster of eight members.

About LifePoint Health

LifePoint Health is a leading healthcare company dedicated to Making Communities Healthier®.  Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 20 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the company can be found at www.LifePointHealth.net. All references to “LifePoint,” “LifePoint Health” or the “Company” used in this release refer to affiliates or subsidiaries of LifePoint Health, Inc.

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Media Contact:

Diane Huggins

615-920-7651

Diane.Huggins@lpnt.net